UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934



                          	    CubeSmart
                      ------------------------------------
                                (Name of Issuer)

                                  Common Stock
                               -----------------
                         (Title of Class of Securities)

                                    229663109
                                    ---------
                                 (CUSIP Number)


             Date of Event which Requires Filing of this Statement

                                December 31, 2017
                              --------------------

Check the appropriate box to designate the rule pursuant to which the Schedule is filed:

[x]     Rule 13d-1(b)
[ ]     Rule 13d-1(c)
[ ]     Rule 13d-1(d)






-------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON

	LaSalle Investment Management Securities, LLC

    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

	36-3991973
-------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

           Not applicable
-------------------------------------------------------------------------------
   3   SEC USE ONLY


-------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Maryland
-------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES             465,228
  BENEFICIALLY    -------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             0
   REPORTING      -------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH              6,621,935
                  -------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       0
-------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       7,087,163
-------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       Not applicable
-------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       3.92%
-------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       IA
-------------------------------------------------------------------------------
               *SEE INSTRUCTIONS BEFORE FILLING OUT


Item 1.

        (a)  Name of Issuer:

             CubeSmart

        (b)  Address of Issuer's Principal Executive Offices:

             5 Old Lancaster Road
	     Malvern, PA 19355





Item 2.

        (a)  Name of Persons Filing:

       LaSalle Investment Management Securities, LLC

        (b)  Address of Principal Business Office is:

               100 East Pratt Street
		Baltimore, MD 21202

        (c)  Citizenship:

              Maryland

        (d)  Title of Class Securities:

              Common Stock, $.01 par value per share

        (e)  CUSIP Number:

		 229663109


Item 3. If this statement is filed pursuant to Rule 13d-l(b), or 13d-2(b), check whether the person filing is a

            (a)  [ ]  Broker or Dealer registered under Section 15 of the Act

            (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act

            (c)  [ ]  Insurance Company as defined in section 3(a)(19) of the Act

            (d)  [ ]  Investment Company registered under Section 8 of the
                      Investment Company Act

            (e)  [x]  An investment advisor in accordance with Section
                      240.13d-1(b)(1)(ii)(E)

            (f)  [ ]  An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F)

            (g)  [ ]  A parent holding company or control person in accordance with Section 240.13d-l(b)(1)(ii)(G)

            (h)  [ ]  A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act (12 U.S.C. 1813)

            (i)  [ ]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15U.S.C. 80a-3)

            (j)  [ ]  Group, in accordance with Section 240.13d-1(b)(l)(ii)(J)



Item 4.    OWNERSHIP:

         (a) Amount Beneficially Owned as of December 31, 2017:

               7,087,163

         (b) Percent of Class:

               3.92%


          (c) Number of shares as to which such person has:

                (i)   sole power to vote or direct the vote:

                        465,228

                (ii)  shared power to vote or direct the vote:

			0

                (iii) sole power to dispose or to direct
                      the disposition of:

                      6,621,935

                (iv)  shared power to dispose or direct
                      the disposition of:

			 0

Item 5.  OWNERSHIP OF 5% OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x]

Item 6.  OWNERSHIP OF MORE THAN 5% ON BEHALF OF ANOTHER PERSON

         Not applicable.


Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
         HOLDING COMPANY

         Not applicable.


Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.


Item 9   NOTICE OF DISSOLUTION OF GROUP:
         Not Applicable


Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purposes or effect.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true,complete and correct.

Date:  February 12, 2018

                        LASALLE INVESTMENT MANAGEMENT
			SECURITIES, LLC


                        By:

                        /s/ Chaim Preiser
                        ____________________________________________
                            Signature


                            Chaim Preiser,
			    Compliance Analyst
                        ____________________________________________
                            Name and Title